Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
October 27, 2006	Russ Stolle	John Heskett
The Woodlands, TX	(281) 719-6624	(801) 584-5768
NYSE: HUN

HUNTSMAN RELEASES THIRD QUARTER 2006 RESULTS

HUNTSMAN TO SELL EUROPEAN PETROCHEMICALS BUSINESS TO SABIC;

MULTIPLE BUYERS HAVE EXPRESSED INTEREST IN U.S. COMMODITY ASSETS;
COMPANY TO FOCUS STRICTLY ON DIFFERENTIATED CHEMICALS

Highlights

•       Revenues for the third quarter of 2006 were $2,686.0 million, as compared to $2,587.9 million in the third quarter of 2005, an increase of $98.1 million or 4%.

•       During the third quarter of 2006, we entered into a definitive agreement to sell our European petrochemicals business to Saudi Basic Industries Corporation (SABIC) for $700 million in cash and the assumption of $126 million in pension liabilities.  This transaction is expected to close by year end.

•       Third quarter 2006 net loss was $83.3 million or $0.36 loss per diluted share, due primarily to charges related to the sale of the European petrochemicals business.  Excluding the impact of discontinued operations and other charges, adjusted net income from continuing operations was $87.3 million or $0.37 per diluted share.  Adjusted net income from discontinued operations was $16.5 million or $0.07 per diluted share.  The total of adjusted net income from continuing operations and discontinued operations for the three months ended September 30, 2006 was $103.8 million or $0.44 per diluted share compared to $0.34 for the same period in 2005.

Summarized earnings are as follows:

	Three months ended
	September 30,		June 30,
	2006	2005	2006
	In millions, except per share amounts

Net (loss) income	$(83.3)	$(29.9)	$262.9
Adjusted net income from continuing operations	$87.3	$89.7	$104.8
Diluted (loss) income per share	$(0.36)	$(0.14)	$1.13
Adjusted diluted income (loss) per share:
continuing operations	$0.37	$0.38	$0.45
discontinued operations	$0.07	$(0.04)	$0.08
Adjusted EBITDA:
continuing operations	$260.0	$318.8	$320.8
discontinued operations	$43.5	$(0.2)	$41.3

See end of press release for important explanations

•       The total of Adjusted EBITDA from continuing operations and discontinued operations for the three months ended September 30, 2006 was $303.5 million. Adjusted EBITDA from continuing operations does not include the operating results of the European petrochemicals business which has been reflected as a discontinued operation.  For the three months ended September 30, 2006, the Adjusted EBITDA from discontinued operations was $43.5 million.

•       Third quarter 2006 Adjusted EBITDA from continuing operations does not include an estimated $66 million in lost margin due to business interruption related to the outage at our Port Arthur, Texas olefins facility, all of which is subject to reimbursement by our insurers in 2007.

•       Following the completion of the sale to SABIC, our net debt is expected to be less than $3.5 billion, a reduction of more than 40% as compared to the debt level at the end of 2004.

Peter R. Huntsman, President and CEO, stated, “In the third quarter, we continued to experience strong demand for many of our product offerings — including MDI, where our sales volumes were up 16%, Performance Specialties, where our volumes were up 9% and Advanced Materials, where our volumes were up 5%, each as compared to the third quarter of last year.  We expect this growth to continue into 2007, particularly in these and other products in our differentiated portfolio, where we are projecting meaningful earnings growth in 2007 as compared to 2006.   In addition, the recent declines that we have seen in raw materials and energy prices, if sustained, will provide further opportunities to expand our margins across most product lines.

“The announcement of our agreement with SABIC to sell our European Base Chemicals and Polymers business marks a major milestone in our ongoing efforts to separate our commodity petrochemicals businesses from our portfolio of differentiated businesses.  Following the completion of this transaction, together with our recent acquisition of Ciba’s Textile Effects division and the sale of certain U.S. MTBE and butadiene assets to Texas Petrochemicals, our differentiated portfolio and  is expected to comprise more than 70% of our revenues and more than 80% of our Adjusted EBITDA. In addition, the sale to SABIC will allow us to reduce our total debt to below $3.5 billion, which is more than 40% lower than our debt level at the end of 2004.

“We continue to make good progress as it relates to the disposition of our U.S. Base Chemical and Polymers assets.  We are presently working with multiple parties with respect to a divestiture of these assets and expect to be in a position to communicate additional details in this regard in the coming months.”

Huntsman Corporation

Operating Results

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005(1)
	In millions

Revenues	$2,686.0	$2,587.9	$8,087.7	$8,121.0
Cost of goods sold	2,313.1	2,184.2	6,893.7	6,771.9
Gross profit	372.9	403.7	1,194.0	1,349.1
Operating expenses	216.4	191.4	521.6	601.4
Restructuring, impairment and plant closing costs	3.5	66.6	20.0	91.6
Operating income	153.0	145.7	652.4	656.1
Interest expense, net	(83.4)	(101.1)	(264.8)	(341.8)
Loss on accounts receivable securitization program	(4.0)	(2.8)	(10.8)	(7.5)
Equity in income of unconsolidated affiliates	0.5	1.8	2.6	7.0
Other non-operating (expense)	(13.2)	(43.9)	(13.1)	(279.7)
Income (loss) from continuing operations before income taxes and minority interest	52.9	(0.3)	366.3	34.1
Income tax benefit (expense)	17.4	(13.5)	(16.0)	(36.9)
Minority interests in subsidiaries’ income	(0.4)	(1.6)	(1.1)	(1.5)
Income (loss) from continuing operations	69.9	(15.4)	349.2	(4.3)
(Loss) income from discontinued operations, net of tax(2)	(160.4)	(14.5)	(158.3)	30.7
Extraordinary gain on the acquisition of a business, net of tax(3)	7.2	—	57.7	—
Cumulative effect of change in accounting principle, net of tax (4)	—	—	—	4.0
Net (loss) income	(83.3)	(29.9)	248.6	30.4
Preferred dividends(5)	—	—	—	(43.1)
Net (loss) income available to common stockholders	$(83.3)	$(29.9)	$248.6	$(12.7)

Net (loss) income	$(83.3)	$(29.9)	$248.6	$30.4
Interest expense, net	83.4	101.1	264.8	341.8
Income tax (benefit) expense(4,8)	(17.4)	13.5	16.0	38.8
Depreciation and amortization	102.9	108.8	307.6	328.1
Income taxes, depreciation and amortization, included in discontinued operations(6)	27.0	8.9	56.1	76.7
EBITDA(7)	112.6	202.4	893.1	815.8

Loss on accounts receivable securitization program	4.0	2.8	10.8	7.5
Legal and contract settlements	—	—	(8.8)	—
Loss on early extinguishment of debt	14.5	41.4	14.5	276.4
Loss due to the Port Arthur outage (write off of assets)	—	—	9.4	—
Other restructuring, impairment and plant closing costs	3.5	66.6	10.6	91.6
Gain on dispositions of assets(8)	(0.8)	—	(93.2)	—
Loss (income) from discontinued operations, net of tax(2)	133.4	5.6	102.2	(107.4)
Extraordinary gain on the acquisition of a business, net of tax(3)	(7.2)	—	(57.7)	—
Cumulative effect of change in accounting principle(4)	—	—	—	(5.9)
Adjusted EBITDA - continuing operations(7)	$260.0	$318.8	$880.9	$1,078.0

(Loss) income from discontinued operations	$(160.4)	$(14.5)	$(158.3)	$30.7
Income tax expense (benefit)	11.2	(5.8)	10.5	31.9
Depreciation and amortization	15.8	14.7	45.6	44.8
Restructuring, impairment and plant closing costs	176.2	4.9	176.7	45.4
Loss on accounts receivable securitization	0.7	0.5	2.0	1.4
Adjusted EBITDA - discontinued operations(7)	$43.5	$(0.2)	$76.5	$154.2

See end of press release for footnote explanations

We compute Adjusted EBITDA from continuing operations to eliminate the impact of losses on the sale of accounts receivable related to our securitization program, legal and contract settlements, losses on early extinguishment of debt, loss due to the Port Arthur outage (write off of assets), restructuring, impairment and plant closing costs (credits), gain on dispositions of assets, discontinued operations, extraordinary gain on the acquisition of a business, and the cumulative effect of changes in accounting principle in order to provide investors with a more meaningful measure of our operational performance.  We compute adjusted net income from continuing operations by eliminating the after tax impact of preferred dividends, legal and contract settlements, losses on the early extinguishment of debt, loss due to the Port Arthur outage, restructuring, impairment and plant closing (credits) costs, gain on dispositions of assets, discontinued operations, extraordinary gain on the acquisition of business, and the cumulative effect of changes in accounting principle.  See footnote (7) at the end of this press release for more information on EBITDA, Adjusted EBITDA and adjusted net income.

Huntsman Corporation

Reconciliation of Earnings Per Share

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005(1)
	In millions, except per share amounts

Net (loss) income available to common stockholders	$(83.3)	$(29.9)	$248.6	$(12.7)
Preferred dividends(5)	—	—	—	43.1
Net (loss) income	(83.3)	(29.9)	248.6	30.4

Adjustments net of tax:
Legal and contract settlements	—	—	(8.8)	—
Loss on early extinguishment of debt	14.2	41.4	14.2	276.4
Loss due to the Port Arthur outage (write off of assets)	—	—	9.2	—
Other restructuring, impairment and plant closing costs	2.9	63.7	9.4	82.2
Loss (gain) on dispositions of assets(8)	0.3	—	(89.3)	—
Loss (income) from discontinued operations(2)	160.4	14.5	158.3	(30.7)
Extraordinary gain on the acquisition of a business(3)	(7.2)	—	(57.7)	—
Cumulative effect of change in accounting principle(4)	—	—	—	(4.0)
Adjusted net income from continuing operations(7)	$87.3	$89.7	$283.9	$354.3

Adjusted EBITDA - discontinued operations(7)	$43.5	$(0.2)	$76.5	$154.2
Income tax expense (benefit)	(11.2)	5.8	(10.5)	(31.9)
Depreciation and amortization	(15.8)	(14.7)	(45.6)	(44.8)
Adjusted net income - discontinued operations(7)	$16.5	$(9.1)	$20.4	$77.5

Basic (loss) income per share	$(0.38)	$(0.14)	$1.13	$(0.06)
Diluted (loss) income per share	$(0.36)	$(0.14)	$1.07	$(0.06)

Adjusted diluted income per share from continuing operations(7)	$0.37	$0.38	$1.22	$1.52
Adjusted diluted income per share from discontinued operations(7)	$0.07	$(0.04)	$0.09	$0.33

Common share information(9):
Basic shares outstanding	220.6	220.5	220.6	220.5
Diluted shares	233.2	220.5	233.1	220.5

Diluted shares for adjusted income per share from continuing and discontinued operations	233.2	233.0	233.1	233.0

See end of press release for footnote explanations

Huntsman Corporation
Segment Results

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005(1)
	In millions
Segment Revenues:
Polyurethanes	$885.4	$835.3	$2,619.6	$2,609.9
Materials and Effects	551.1	289.5	1,179.0	911.5
Performance Products	468.6	462.4	1,479.0	1,517.4
Pigments	278.3	256.6	813.1	787.5
Polymers	456.5	427.5	1,349.7	1,249.3
Base Chemicals	150.7	458.8	1,062.4	1,478.9
Eliminations	(104.6)	(142.2)	(415.1)	(433.5)
Total	$2,686.0	$2,587.9	$8,087.7	$8,121.0

Segment EBITDA(7):
Polyurethanes	$134.9	$193.7	$474.6	$535.0
Materials and Effects	45.5	41.3	114.3	135.5
Performance Products	35.7	25.5	155.0	158.0
Pigments	26.3	22.6	91.4	86.5
Polymers	32.1	(5.8)	99.0	71.6
Base Chemicals	(114.9)	8.9	47.1	252.0
Corporate and other	(47.0)	(83.8)	(88.3)	(422.8)
Total	$112.6	$202.4	$893.1	$815.8

Segment Adjusted EBITDA(7) :
Polyurethanes	$135.8	$195.2	$465.3	$583.6
Materials and Effects	46.9	41.3	117.7	134.9
Performance Products	36.8	30.8	154.2	164.6
Pigments	26.1	32.2	93.8	113.4
Polymers	33.4	42.6	105.8	122.9
Base Chemicals	(1.9)	15.6	44.4	95.9
Corporate and other	(17.1)	(38.9)	(100.3)	(137.3)
Total from continuing operations	$260.0	$318.8	$880.9	$1,078.0
Discontinued operations	43.5	(0.2)	76.5	154.2
Total	$303.5	$318.6	$957.4	$1,232.2

Three Months Ended September 30, 2006 as Compared to Three Months Ended September 30, 2005

Revenues for the three months ended September 30, 2006, increased to $2,686.0 million, from $2,587.9 million during the same period in 2005.  Revenues increased in our Polyurethanes, Performance Products, Pigments, and Polymers segments due primarily to higher average selling prices.  Revenues increased in our Materials and Effects segment primarily due to the addition of the recently acquired Textile Effects business.  Revenues decreased in our Base Chemicals segment primarily due to lower sales volumes resulting from the outage at our Port Arthur, Texas olefins manufacturing facility and the divestiture of certain of our U.S. butadiene and MTBE business assets.

For the three months ended September 30, 2006, we generated EBITDA of $112.6 million, which compares to EBITDA for the three months ended September 30, 2005, of $202.4 million.  Adjusted EBITDA from continuing operations for the three months ended September 30, 2006 was $260.0 million, a decrease compared to $318.8 million for the same period in 2005.

Polyurethanes

The increase in revenues in the Polyurethanes segment for the three months ended September 30, 2006 compared to the same period in 2005 was primarily due to higher MDI sales volumes, partially offset by lower average selling prices.  MDI sales volumes increased 16% as a result of continued strong demand in all geographic markets, particularly in Asia, partially offset by a 3% decrease in MDI average selling prices due to new industry capacity.  MTBE selling prices decreased sharply due to changes in U.S. legislation and reduced U.S. demand.

The decrease in EBITDA in the Polyurethanes segment was primarily the result of lower MTBE margins and lower margins due to higher raw material costs.  During the three months ended September 30, 2006 the Polyurethanes segment recorded restructuring and plant closing costs of nil compared to $0.9 million for the comparable period in 2005.

Materials and Effects

The increase in revenues in the Materials and Effects segment for the three months ended September 30, 2006 compared to the same period in 2005 was primarily due to the acquisition of the textile effects business on June 30, 2006.  The textile effects business contributed $227.6 million in revenue for the three months ended September 30, 2006, while the advanced materials business revenues for the same period increased by $34.0 million or 12%.  The increase in advanced materials revenues was primarily the result of a 5% increase in sales volumes due to stronger demand in our coatings, construction and adhesives business unit and in our power and electronics business unit.

The increase in EBITDA in the Materials and Effects segment was primarily due to the acquisition of the textile effects business on June 30, 2006.  The textile effects business contributed $6.8 million in EBITDA for the three months ended September 30, 2006, while the advanced materials business EBITDA decreased $2.6 million compared to the same period in 2005.  The decrease in EBITDA in the advanced materials business was primarily due to higher SG&A and other business support costs.  During the three months ended September 30, 2006 the Materials and Effects segment recorded restructuring and plant closing credits of $1.4 million compared to nil for the comparable period in 2005.

Performance Products

The increase in revenues in the Performance Products segment for the three months ended September 30, 2006 compared to the same period in 2005 was primarily the result of a 16% increase in average selling prices, partially offset by a 13% decrease in sales volumes.  Average selling prices increased in response to higher raw material and energy costs and strong market conditions for our performance specialties products.  Sales volumes decreased primarily due to reduced sales of ethylene glycols and certain surfactants.

The increase in EBITDA in the Performance Products segment was primarily due to the receipt of $6.0 million in the 2006 period of insurance proceeds related to property damage incurred as a result of the U.S. Gulf Coast storms of 2005, and lower restructuring expenses.  During the three months ended September 30, 2006 the Performance Products segment recorded restructuring and plant closing costs of $1.1 million compared to $5.3 million for the comparable period in 2005.

Pigments

The increase in revenues in the Pigments segment for the three months ended September 30, 2006 compared to the same period in 2005 was primarily due to a 3% increase in average selling prices and a 5% increase in sales volumes.  Average selling prices increased primarily in Europe and the Asia Pacific regions due to stronger demand and higher industry utilization rates.  Sales volumes increased primarily due to stronger demand in Europe.

The increase in EBITDA in the Pigments segment was primarily the result of a decrease in restructuring, impairment and plant closing costs, partially offset by higher raw material and manufacturing costs.  During the three months ended September 30, 2006, the Pigments segment recorded restructuring and plant closing credits of $0.2 million compared to charges of $9.6 million for the comparable period in 2005.

Polymers

The increase in revenues in the Polymers segment for the three months ended September 30, 2006 compared to the same period in 2005 was primarily the result of a 14% increase in average selling prices in response to higher raw material and energy costs.  Sales volumes decreased 6% primarily due to reduced customer demand for polyethylene and polypropylene.

The increase in EBITDA in the Polymers segment was primarily the result of a decrease in restructuring, impairment and plant closing costs.  In addition, margins were lower in polypropylene and expandable polystyrene as raw material price increases outpaced increases in average selling prices.  During the three months ended September 30, 2006 the Polymers segment recorded restructuring, impairment and plant closing charges of $0.7 million compared to $48.4 million for the comparable period in 2005.

Base Chemicals

The decrease in revenues in the Base Chemicals segment for the three months ended September 30, 2006 compared to the same period in 2005 was primarily the result of lower sales volumes resulting from the outage at our Port Arthur, Texas olefins manufacturing facility and the divestiture of certain of our U.S. butadiene and MTBE assets.

The decrease in EBITDA in the Base Chemicals segment was primarily the result of the $161.2 million asset impairment recorded in discontinued operations related to the pending sale of our European Base Chemicals and Polymers business and an estimated $66 million in lost margin due to business interruption related to the outage at the Port Arthur, Texas olefins facility.  During the three months ended September 30, 2006, the Base Chemicals segment recorded restructuring, impairment and plant closing credits of $4.7 million compared to charges of $2.4 million for the comparable period in 2005.

Corporate and Other

Corporate and other items include unallocated corporate overhead, loss on the sale of accounts receivable, unallocated foreign exchange gains and losses, losses on the early extinguishment of debt, other non-operating income and expense, minority interest, unallocated restructuring and reorganization costs, extraordinary gain on the acquisition of a business, and the cumulative effect of change in accounting principle.  In the third quarter of 2006, the total of these items improved by $36.8 million compared to the 2005 period.  The improvement primarily resulted from a decrease in expenses of $26.9 million related to the loss on early extinguishment of debt, an increase of $16.8 million in unallocated foreign currency gains, and an extraordinary gain of $7.2 million related to the acquisition of our textile effects business, partially offset by a charge of $20.0 million for the impairment of assets in connection with the announced sale of our European Base Chemicals and Polymers business.

Liquidity, Capital Resources and Outstanding Debt

During the third quarter we redeemed all of our $100 million outstanding senior floating rate notes due 2011 with borrowings under the expanded term loan B portion of our credit facilities.  In addition we repurchased and redeemed $200 million of our 9.875% senior notes due 2009 and repaid $50 million of our term loan B loans using available liquidity including from cash, borrowings under our revolving facility and issuance of commercial paper under our off balance sheet accounts receivable securitization program.

We expect to complete the sale of our European Base Chemicals and Polymers business during the fourth quarter of 2006 conditioned upon receipt of necessary regulatory approvals and other customary closing conditions.   We intend to use net proceeds from the sale to redeem in full the remaining $250 million outstanding principal amount of our 9.875% notes due 2009 and to repay a portion of our credit facilities.

As of September 30, 2006, we and our subsidiaries had approximately $809 million in combined cash and unused borrowing capacity.

For the nine months ended September 30, 2006, total capital expenditures were approximately $327 million compared to $202 million for the same period in 2005.  The increase in capital spending is primarily attributable to capital expenditures on our Wilton, U.K. LDPE facility of approximately $130 million compared to approximately $17 million for the same period in 2005.   Excluding capital expenditures that will be required to repair our Port Arthur, Texas olefins facility, we expect to spend approximately $500 million on capital projects in 2006, including approximately $200 million in capital expenditures on our LDPE facility at Wilton, U.K.

Below is our outstanding debt:

	September 30, 2006	December 31, 2005
	In millions
Debt:(10)
Senior Secured Credit Facilities	$2,176.4	$2,099.3
Secured Notes	293.9	293.6
Unsecured Notes	450.3	752.7
Subordinated Notes	1,188.6	1,145.2
Other Debt	216.7	167.1
Total Debt	4,325.9	4,457.9
Total Cash and Restricted Cash	245.8	142.8
Net Debt	$4,080.1	$4,315.1

Conference Call Information

We will hold a telephone conference to discuss our third quarter 2006 results on Friday, October 27, 2006 at 11:00 a.m. ET.

Call-in number for U.S. participants:	(866) 356 - 3095
Call-in number for international participants:	(617) 597 - 5391
Participant access code:	15730401

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning October 27, 2006 and ending November 3, 2006.

Call-in numbers for the replay:
Within the U.S.:	(888) 286 - 8010
International:	(617) 801 - 6888
Access code for replay:	58090373

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  Accordingly, there can be no assurance the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

(1)          Includes the data of our predecessor Huntsman Holdings, LLC which became our wholly-owned subsidiary on February 16, 2005 in connection with our initial public offering.

(2)          On September 27, 2006 we entered into a Sale and Purchase Agreement with SABIC for the sale of our European base chemicals and polymers business.  On July 6, 2005 we completed the sale of our toluene di-isocyanate (TDI) business to BASF.  We recognized net of tax losses from discontinued operations of $160.4 million and $14.5 million for the three months ended September 30, 2006 and 2005 respectively.

(3)          On June 30, 2006, we acquired the global textile effects business of Ciba Specialty Chemicals Inc. for approximately $172.1 million.  Because the fair value of acquired current assets less liabilities assumed exceeded the acquisition price and planned restructuring costs the excess was recorded as an extraordinary gain on the acquisition of a business.  The extraordinary gain recorded for the nine months ended September 30, 2006 was $57.7 million of which taxes were not applicable because the gain was recorded in purchase accounting.

(4)          In 2005, we accelerated the date for actuarial measurement of our pension and postretirement benefit obligations from December 31 to November 30.  We believe the one-month acceleration improves internal control procedures by allowing more time for review. The effect of this change resulted in a cumulative effect of change in accounting principle credit, net of tax, of $4.0 million for the nine months ended September 30, 2005. The income tax expense associated with this change for the 2005 period was $1.9 million.

(5)          For the nine months ended September 30, 2005, preferred dividends represent all of the dividends that were declared and will become payable from the issuance of our 5% mandatory convertible preferred stock until the mandatory conversion date.

(6)          Excluded from EBITDA are the following items related to discontinued operations:

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005

Income tax expense (benefit)	$11.2	$(5.8)	$10.5	$31.9
Depreciation and amortization	15.8	14.7	45.6	44.8
	$27.0	$8.9	$56.1	$76.7

(7)          EBITDA is defined as net income before interest, income taxes, and depreciation and amortization. We believe that EBITDA enhances an investor’s understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by generally accepted accounting principles in the U.S. (“GAAP”).  Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization.  Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry.  For example, interest expense can be highly dependent on the company’s capital structure, debt levels and credit ratings.  Therefore, the impact of interest expense on earnings can vary significantly among companies.  In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets.  This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.  Our management also believes that our investors use EBITDA as a measure of our ability to service indebtedness as well as to fund capital expenditures and working capital requirements. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our company as compared to net income, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization.  EBITDA excludes interest expense.  Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue.  Therefore, any measure that excludes interest expense has material limitations.  EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense.  Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue.  Therefore, any measure that excludes depreciation and amortization expense has material limitations.  Our management compensates for the limitations of EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions.  For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments.  Our management also uses trade working capital to evaluate our investment in receivables and inventory, net of payables.  Adjusted EBITDA from continuing operations is computed by eliminating from EBITDA loss due to the Port Arthur outage, gains and losses from discontinued operations, restructuring, impairment and reorganization (credits) costs, losses on the sale of accounts receivable to our securitization program, legal and contract settlements, losses from early extinguishment of debt, extraordinary gain on the acquisition of a business, cumulative effect of changes in accounting principle, and gain on dispositions of assets and is used to provide a more meaningful measure of operational performance.  Adjusted EBITDA from discontinued operations is computed by eliminating from (loss) income from discontinued operations income taxes, depreciation and amortization, impairment of assets, losses on the sale of accounts receivable to our securitization program, and restructuring.  Adjusted net income from continuing operations is computed by eliminating the after tax impact of losses from discontinued operations, preferred dividends, loss due to the Port Arthur outage, legal and contract settlements, restructuring, impairment and plant closing (credits) costs, losses on the early extinguishment of debt, extraordinary gain on the acquisition of a business, cumulative effect of changes in accounting principle, and gain on dispositions of assets.  Adjusted net income from discontinued operations is computed by eliminating from Adjusted EBITDA from discontinued operations the applicable income taxes and depreciation and amortization.  We believe that net income is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA, Adjusted EBITDA from continuing operations and adjusted net income from continuing operations.  We believe that income from discontinued operations is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to Adjusted EBITDA from discontinued operations and adjusted net income from discontinued operations.  A reconciliation of our second quarter 2006 results follows:

Three months ended
June 30, 2006
In Millions
Net income	$262.9
Interest expense, net	94.6
Income tax expense	16.7
Depreciation and amortization	102.4
Income tax expense, depreciation and amortization, included in discontinued operations	22.7
EBITDA	499.3

Loss on accounts receivable securitization program	4.5
Legal and contract settlements	(8.8)
Loss due to the Port Arthur outage (write off of impaired assets)	9.4
Other restructuring, impairment and plant closing (credits) costs	(0.6)
Gain on dispositions of assets	(92.4)
Income from discontinued operations	(40.1)
Extraordinary gain on the acquisition of a business, net of tax	(50.5)
Adjusted EBITDA - continuing operations	$320.8

(Loss) income from discontinued operations	17.4
Income tax expense (benefit)	7.6
Depreciation and amortization	15.1
Restructuring, impairment and plant closing costs	0.4
Loss on accounts receivable securitization	0.8
Adjusted EBITDA - discontinued operations	$41.3

Net income	$262.9
Adjustments net of tax:
Legal and contract settlements	(8.8)
Loss due to the Port Arthur outage (write off of impaired assets)	9.2
Other restructuring, impairment and plant closing (credits) costs	(0.5)
Gain on dispositions of assets	(90.1)
Loss from discontinued operations	(17.4)
Extraordinary gain on the acquisition of a business, net of tax	(50.5)
Adjusted net income from continuing operations	$104.8

Adjusted EBITDA - discontinued operations	41.3
Income tax expense (benefit)	(7.6)
Depreciation and amortization	(15.1)
Adjusted net income - discontinued operations	$18.6

Diluted income per share	$1.13
Adjusted diluted earnings per share from continuing operations	$0.45
Adjusted diluted income per share from discontinued operations	$0.08

Diluted shares for adjusted earnings per share from continuing and discontinued operations	233.2

(8)          On June 27, 2006 we sold the assets comprising certain of our U.S. butadiene and MTBE business.  During the third quarter 2006 we recognized a tax liability of $1.1 million, the net gain on disposition of assets for the nine months ended September 30,  2006 was $88.5 million, the income tax impact of which was $3.9 million.  We expect to recognize an additional pre tax gain of $70 million which is contingent upon the restart of our Port Arthur, Texas olefins manufacturing facility and the related resumption of crude butadiene supply to the sold facility; provided that we achieve certain intermediate steps toward restarting the plant and that the restart occurs within 30 months of closing the asset sale.  The final purchase price also remains subject to a customary post-closing working capital adjustment.

(9)          For the nine months ended September 30, 2005 shares outstanding reflect the company’s reorganization transaction and initial public offering in February 2005 as if it occurred at the beginning of the period.

(10)    Excludes $493.5 million and $302.3 million of off-balance sheet financing obtained under our accounts receivable securitization program as of September 30, 2006, and December 31, 2005, respectively.